Exhibit 10.1

Execution Version

OVERSEAS SHIPHOLDING GROUP, INC.
666 Third Avenue
New York, NY 10017

October 12, 2011

Mr. Morten Arntzen
1018 Weed Street
New Canaan, Connecticut 06840

Re:           Terms of Continued Employment

Dear Mr. Arntzen:

    This letter, when countersigned by you, will confirm our agreement as to your continuing employment as President and Chief Executive Officer (“CEO”) of Overseas Shipholding Group, Inc. (together with its Successors and Assigns as defined in Section 7(d) hereof, the “Company”) commencing on October 12, 2011 (the “Effective Date”) in accordance with the terms and conditions of this letter agreement (this “Agreement”).  This Agreement shall be effective upon it being executed by the parties and shall supersede and replace the letter agreement between you and the Company dated January 19, 2004, as subsequently amended (the “Prior Agreement”), other than Exhibit B of the Prior Agreement, which shall continue in full force and effect and is attached as Exhibit B to this Agreement.

1.
Title and Position.  You will continue to serve as President and CEO of the Company and, as such, have the duties and responsibilities commensurate with the position at public companies of similar size and ownership.  You will report to the Company’s Board of Directors (the “Board”).  While you are employed by the Company, you will (a) devote substantially all of your business time and reasonable best efforts to the performance of your duties and (b) discharge your duties diligently, faithfully and in what you believe in your good faith judgment is the best interests of the Company.  Notwithstanding the obligation to devote substantially all of your business time to the performance of our duties, you may manage your personal and family passive investments, be involved in charitable activities (including serving on their boards) and, with the prior consent of the Board, serve on other for profit boards, provided that such activities in the aggregate do not materially interfere with the performance of your duties or breach your fiduciary duty to the Company.

2.
Employment.  Your employment is at will employment and as such may be terminated by you or the Company at any time for any reason or no reason, provided that, in the event of your voluntary termination of employment without Good Reason (as defined in Exhibit A) prior to October 12, 2016, you shall give the Company thirty (30) days’ prior written notice.  The period of time between the Effective Date and the termination of your employment hereunder will be referred to herein as the “Employment Term.”

3.	Compensation.

(a)
Base Salary.  As compensation for your services, the Company will pay you a base salary at the rate of $900,000 per year, in accordance with the usual payroll practices of the Company (as increased from time to time, the “Base Salary”).  Your Base Salary will be subject to annual review and may be increased (but may not be decreased) as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, which determination may be based on, without limitation, market trends, internal considerations and/or your performance.

(b)
Bonus Payments.  You will be eligible to receive an annual bonus under the Company’s Executive Performance Incentive Plan, as amended from time to time or any successor plan thereto (the “Incentive Plan”), for each fiscal year that you remain employed by the Company with a target of 180% of the Base Salary for the applicable year (each a “Bonus”).  Each Bonus will be based on performance goals determined for such year by the Compensation Committee and will be paid to you in accordance with the terms and conditions of the Incentive Plan.

(c)
Equity Awards.  In connection with your acceptance of the terms of this Agreement, the Compensation Committee has approved the grant of stock options and restricted stock units to you under the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan, as amended and restated as of June 2, 2010, pursuant to the terms and conditions of the Non-Qualified Stock Option Agreement and Restricted Stock Unit Award Agreement, respectively, between you and the Company, each dated as of the date hereof.

4.	Benefits and Business Expenses.

(a)
Benefits.  While you are employed by the Company, you will be entitled to participate, to the extent eligible under the standard eligibility provisions of such plans, in all benefit plans and programs (including, without limitation, the Company’s vacation policy), in accordance with the terms thereof in effect from time to time as generally applicable to senior executives.  There is no guarantee that any plan or program shall continue indefinitely.

(b)
Future Grants.  You will be entitled to future equity grants as determined by the Board, or the applicable Committee thereof, and they shall be subject to such terms as provided in the applicable grant.

(c)	Perquisites. You will be entitled to perquisites consistent with Company practices as in effect from time to time.

(d)
Business Expenses.  Upon presentation of appropriate documentation, you will be reimbursed by the Company for reasonable business expenses, in accordance with Company policies, in connection with the performance of your duties hereunder.

(e)
Disability Policy.  Upon presentation of appropriate documentation, the Company will pay the premiums for the Mass Mutual disability insurance policy number 8370383 and the Boston Mutual disability insurance policy number 5070-0012 maintained by you, in an amount up to $11,000 per annum.  The foregoing shall not limit your participation in the Company’s disability programs, except to the extent required by the underwriters thereof.

(f)
Legal Fees.  Within 30 days following the Effective Date, upon presentation of appropriate documentation (including time sheets), the Company shall pay reasonable legal fees (at your counsel’s lowest standard rate for each lawyer involved), and expenses incurred in connection with the negotiation and execution of this Agreement, but not in excess of $25,000.

(g)
Indemnification and Directors and Officers Liability Insurance.  You shall be indemnified and be covered by officers’ and directors’ liability insurance to the same extent that the Company covers the directors of the Company (subject to any legal or indemnity limitations).  Such indemnification and coverage shall continue after the Employment Term with regard to actions or inactions during your employment with the Company while liability exists to the same extent that directors are covered.

5.	Consequences of Termination.

(a)
Death.  If your employment with the Company terminates as a result of your death, the Company will pay or provide to your spouse or estate, as applicable, (i) any Base Salary earned but not yet paid as of the date of termination, paid in accordance with the usual payroll practices of the Company, (ii) any accrued vacation pay payable pursuant to the Company’s policies, (iii) any documented unreimbursed business expenses reimbursed in accordance with Company policies, (iv) any earned but unpaid Bonus for any prior completed fiscal year, earned and paid in accordance with Section 3(b) (the “Prior Year Bonus”), and (v) any amounts, benefits or rights you are due or entitled to pursuant to the terms of any plan, policy, program or arrangement of the Company applicable to you, including any equity grant in accordance therewith, paid or provided, as applicable, in accordance with the terms and conditions of the applicable plan, policy, program or arrangement (collectively the “Accrued Amounts”).  You will not be entitled to any other amounts, except rights with regard to indemnification and directors’ and officers’ liability insurance.

(b)
Disability.  If your employment with the Company terminates as a result of your Disability, the Company will pay you the Accrued Amounts.  You will not be entitled to any other amounts, except rights with regard to indemnification and directors’ and officers’ liability insurance and as provided in the last sentence hereof.  For purposes of this Agreement, Disability means your failure (on an actual basis) or inability (on a projected basis (including any prior actual absence period) as determined by a physician selected by the Board in good faith and reasonably acceptable to you) to respectively, have performed or be able to perform your material duties and responsibilities as a result of physical or mental illness or injury for more than one hundred eighty (180) days during a three hundred sixty-five (365) day period.  In the event such termination is on a projected basis, your actual termination date shall be at the earliest of your actually satisfying the above actual absence requirement, your qualifying to commence receiving disability benefits under any Company paid for or sponsored long-term disability program, your death or six (6) months after such termination determination, but in such interim you shall be entitled to your compensation hereunder, but shall not have any offices, any responsibilities, duties or authority or any right to terminate for Good Reason.

(c)
Without Cause or For Good Reason.  If the Company terminates your employment without Cause (as defined in Exhibit A) or you terminate your employment for Good Reason, you will receive your Accrued Amounts and, provided such termination is prior to October 12, 2016, subject to your execution and delivery to the Company of a waiver and general release in the form attached hereto as Exhibit C (with such changes as may be required to make the waiver and release voluntary and binding on you in accordance with applicable law) that has become effective within ninety (90) days after such termination, the Company agrees (i) subject to Section 7(l)(ii), to pay you at the same time as such amounts would be paid to you had you remained employed by the Company an amount equal to your proper monthly Base Salary (as defined herein) in effect on the date immediately prior to your termination for a period of twenty-four (24) months, subject to Section 6(m) below; provided that, subject to the delay set forth in Section 7(l)(ii), the payment of such amount shall commence on the ninetieth (90th) day after the date of such termination, which first payment shall include payment of any amounts that would otherwise be due prior thereto; (ii) to pay you a pro-rata portion of your Bonus for the fiscal year in which such termination occurs based on actual results for such year (determined by multiplying the amount of such Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), any such amount shall be earned and paid in accordance with Section 3(b); (iii)(A) if benefits under the Company health plans in which you participated immediately prior to the termination of your employment, or materially equivalent plans maintained by the Company in replacement thereof (the “Health Plans”) will not be taxable to you, then continued coverage at the Company’s expense (other than that set forth below) under the Health Plans, or (B) if benefits under the Health Plans will be taxable to you, reimbursement for your premiums for continued coverage under the Health Plans in the amount that the cost of such coverage exceeds the active employee rate under the Health Plans (as determined based on your premium rate in effect your date of termination and excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), in either case for you and your dependents until the earliest of (x) you or your eligible dependents, as the case may be, ceasing to be eligible under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (y) eighteen (18) months following the date of your termination of employment and (z) the date of your permitted entry to any future employer’s health plan upon or following your commencement of other substantially full-time employment or the equivalent (such period, the “Coverage Period”).  If you receive the benefits under (iii)(A), then notwithstanding the forgoing, you shall pay the same premium amount for such coverage as you would pay if an active employee under the Health Plans (as determined based on your premium rate in effect on your date of termination and excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) and the Company portion of the premium for any such coverage shall be paid on a monthly basis.  If you receive the payments under (iii)(B) then any such reimbursement payment shall be payable on the first Company payroll date for the applicable month for which such premium amount is paid.  The Coverage Period shall run concurrently with the applicable continuation coverage for you and your dependents pursuant to COBRA.  Notwithstanding the foregoing, if the Company terminates your employment without Cause or you terminate your employment for Good Reason at any time during the two (2) year period following a Change of Control (as defined in the Second Amended and Restated Change of Control Protection Agreement between you and the Company, dated as of October 12, 2011 (as amended or amended and restated from time to time, the “Change of Control Agreement”), (I) the Company shall pay you such amounts and provide you with such benefits as provided in the Change of Control Agreement, if then in effect, in lieu of the amounts and benefits under this Sections 5(c); and (II) any release requirement shall only be as required pursuant to the Change of Control Agreement then in effect.  You will not be entitled to any other amounts, except with regard to indemnification and directors’ and officers’ liability insurance.

(d)
For Cause. If the Company terminates your employment for Cause, the Company will pay you the Accrued Amounts other than any unpaid Prior Year Bonus and you shall not be entitled to any other amount, except with regard to indemnification and directors’ and officers’ liability insurance.

(e)
Voluntary Resignation Without Good Reason.  If your employment terminates as a result of your voluntary resignation without Good Reason or your voluntary resignation for any reason following October 12, 2016, the Company will pay you the Accrued Amounts.  You shall not be entitled to any other amounts, except with regard to indemnification and directors’ and officers’ liability insurance.

(f)
No Mitigation.  Following your termination of employment, you shall be under no obligation to seek other employment and, except as provided under Section 5(c)(iii) and Section 6(m), there shall be no setoff against any amounts due you hereunder on account of remuneration attributable to any subsequent employment that you may obtain or, on other than a Cause termination, on account of any claim the Company or any affiliate may have against you.

(g)
Resignation as a Director.  Upon any termination of your employment, you agree to promptly resign in a writing delivered to the Company as an officer and director of the Company and any affiliate and from any other fiduciary position with the foregoing.

6.	Confidential Information, Non-Competition and Non-Solicitation.

(a)
You acknowledge that as a result of your employment by the Company, you will obtain confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if you should use such confidential information or take advantage of such relationship (other than in the good faith performance of your duties during the Employment Term) and that because of the nature of the information that will be known to you and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.  For purposes of this Agreement, an affiliate of any entity means an entity that directly or indirectly controls, is controlled by, or is under common control with, such other entity.

(b)
You acknowledge that the retention of the customers of the Company and its affiliates is important to the businesses of the Company and its affiliates and that you will create relationships with such customers as a result of being an executive of the Company, and, therefore, it is necessary for the Company and its affiliates to be protected from your Solicitation of such customers as set forth below.

(c)
You acknowledge that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that you will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from your Solicitation of such employees as set forth below.

(d)
You acknowledge that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section.

(e)
While you are employed by the Company and for one (1) year after your termination of employment, you will not engage in Solicitation (other than in the good faith performance of your duties during the Employment Term) and will not enter into Competition with the Company or its affiliates.

(f)
Competition means:  participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in competition with any Material Business (as defined below) conducted by the Company as of the date of the termination of your employment (“Competitor”), provided, however, that such participation will not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) working as an investment banker or financial consultant (other than as “disguised” employment for any Competitor), (iii) engaging in any activity with, or for, a non-competitive division, subsidiary or affiliate of any Competitor, or (iv) any activity engaged in with the prior written approval of the Board.  A business shall be deemed to be a Material Business of the Company if it generated more than 5% of the Company’s revenues in the fiscal year ending prior to termination of your employment or is projected to generate more than 5% of the Company’s revenues in the fiscal year of termination of your employment.

(g)
Solicitation means:  (i) with regard to Section 6(c) and Section 6(e), the recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates, or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and was not terminated by the Company without “cause” after the end of your employment, provided, however, that solicitation will not include (1) any of the foregoing activities engaged in with the prior written approval of the Board, (2) serving as a reference for a current or former employee of the Company or its affiliates if such employee has no relationship to any entity by which you are employed or are otherwise being compensated or retained at the time the reference is given (including as a likely prospective employer or retainer), or (3) the hiring of a current or former non-clerical employee of the Company or its affiliates by an entity by which you are employed, compensated or retained if you are in no way involved with such hire, or the identification of the person to be hired, and you give no endorsement or reference with regard to such hire; or (ii) with regard to Section 6(b) and Section 6(e), the soliciting, enticing or inducing, of any customer of the Company or an affiliate (which shall mean any person, firm or corporation which has done actual business with the Company prior to termination of your employment and within the one (1) year period immediately prior to the date of your action or was in active discussions with the Company during such period about such business and such discussions have not been terminated) to become a client or customer of any other person, firm or corporation with respect to products and/or services then sold or under development by the Company or to otherwise cease doing business with the Company or its affiliates or reduce the amount of business it does with the Company or its affiliates, and you will not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person.

(h)
If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.  If any provision of this Section 6 is declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity will not affect the remaining provisions of this Section which will remain in full force and effect.

(i)
During and after the Employment Term (other than in the good faith performance of your duties during the Employment Term), you will hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information (which you know or should know is confidential) of customers of the Company and its affiliates, (i) obtained by you during your employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry (“Confidential Information”).  For this purpose, Confidential Information shall not include the names, telephone numbers and addresses of customers and other persons that would otherwise be obtained from public records.  Other than in the good faith performance of your duties, you will not, without prior written consent of the Company, unless compelled or required pursuant to the order of a court or by action by a governmental, legislative, administrative or other legal body having actual or apparent jurisdiction over such matter, communicate or divulge any Confidential Information other than the Company and those designated by it.  In the event you are compelled by order of a court or by action of a governmental, legislative, administrative or legal body to communicate or divulge any Confidential Information to anyone other than the foregoing, you will promptly notify the Company of any such order and you will cooperate to the best of your ability with the Company in protecting such information to the extent possible under applicable law.  Nothing herein shall prevent you from disclosing any Confidential Information in connection with enforcing your rights under this Agreement or under any plan, policy, program or arrangement of, or any other agreement with, the Company, or its affiliates, to an arbitrator in an arbitration as provided for in Section 7(g) hereof.

(j)
Upon termination of your employment with the Company and its affiliates, or at any time as the Company may request, you will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, you or a third party and including Board related matters) relating to the Company, an affiliate or any of their businesses or property which you may possess or have under your direction or control other than (a) your personal items, such as photographs, personal and non-business related correspondence, personal and non-business related diaries or calendars, and phone books of a purely non-business nature, (b) copies, but not originals, of names, addresses and phone numbers from personal rolodexes and phone books which includes business contacts, (c) documents provided to you in your capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between you and the Company with regard to your employment, benefits or severance or (d) copies, but not originals, of expense reimbursement information which you reasonably believe may be needed for your personal tax purposes.  In the event of any litigation or investigation (including by a regulatory or governmental body) thereafter related to Board actions or inactions, upon your reasonable request and subject to satisfactory confidentiality agreements and protection of privilege, the Company shall make available to you copies of relevant Board minutes (including of any committee of the Board of which you were a member).

(k)
During the Employment Term and thereafter, you will not criticize or disparage the Company or its affiliates or their officers, directors, employees, services or products.  The Company agrees that it will use reasonable business efforts to cause its senior officers and directors, while related to the Company, not to disparage you after you are no longer employed by the Company.  The foregoing limitations shall not be violated by statements or actions (i) while you are employed, in the performance of your duties or otherwise in meetings with the Board or Board members, (ii) in truthful testimony in response to legal process or regulatory inquiry, or (iii) after employment while in a competitive situation, so long as not based on your employment with the Company.  In addition, a party shall not be deemed to be criticizing or disparaging by merely denying or correcting the accuracy of a public statement or report.

(l)
In the event of a breach or potential breach of this Section 6, you acknowledge that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates will be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 6 enforced.  It is hereby acknowledged that the provisions of this Section 6 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 6 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.  The foregoing shall apply to affiliates only to the extent your action relates to their Confidential Information or business.

(m)
In the event of a material breach of this Section 6 by you (provided that if you are then employed by the Company, only if such breach would also be Cause), the Company shall provide you with written notice describing the conduct giving rise to such breach and may cease paying you, and shall be relieved of any obligation with regard to, any severance payments pursuant to Section 5(c) due after such breach, including, without limitation, any outstanding Options granted under, and as defined in, Exhibit B shall cease to be exercisable on the later of ninety (90) days after termination of your employment and the date of such breach.

7.	Miscellaneous.

(a)	Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b)
Entire Agreement/Amendment.  This Agreement, including the exhibits hereto, together with the Change in Control Agreement, contain the entire understanding between you and the Company with respect to your employment by the Company from and after the Effective Date and supersedes any prior agreements between the Company and you with respect thereto, including without limitation the Prior Agreement and the First Amended and Restated Change in Control Protection Agreement between you and the Company, made and entered into as of December 31, 2008.  This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by you and the Company.  The severance amounts payable under Section 5(c) of this Agreement and under the Change in Control Agreement, as applicable, are in lieu of severance or similar payments under any plan or program of the Company or its affiliates and you shall not be entitled to any other such severance while you are entitled to severance under Section 5(c) or the Change in Control Agreement, as applicable.

(c)
Waivers.  No waiver by any person of any breach of any provision of this Agreement, including any Exhibit attached hereto, shall be deemed to be a waiver of any similar or dissimilar breach at the same or any other time.  To be effective, any waiver must be set forth in writing signed by the waiving person and must specifically refer to the breach that is being waived.  Notwithstanding the foregoing, in the event you do not assert a Good Reason event within one hundred and twenty (120) days after first learning of the occurrence thereof, it shall be deemed waived.

(d)
Assignment.  Your rights and obligations under this Agreement are not assignable by you, except as provided by will or operation of law or in accordance with this Section 7(d) or any plan, policy, program, arrangement or corporate governance document of, or other agreement with, the Company or any affiliate.  The Company’s rights and obligations under this Agreement are not assignable by the Company except to any successor to the Company or an acquirer of all or substantially all of the assets of the Company; provided such successor or acquirer agrees to assume the Company’s obligations under this Agreement either by contract or operation of law (the “Successors and Assigns”).  You shall be entitled, to the extent permitted under applicable law or under any applicable plan, program, policy, grant or agreement of the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving the Company written notice thereof.  In the event of your death or a judicial determination of your incompetence, references to you in this Agreement, including any Exhibit attached hereto, shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

(e)
Successors; Binding Agreement; Third Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon the person or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns of the parties hereto.

(f)
Conflict and Representation.  You represent that you are not subject to any limitations that would be violated by you entering into this Agreement or performance of your obligations hereunder or interfere with, or limit, your ability to perform your duties hereunder.

(g)
Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, including any Exhibit attached hereto, other than with regard to Section 6 hereof (provided that if no injunctive or equitable relief is being sought in connection with such dispute or controversy (whether or not granted or rejected), issues under Section 6 shall be governed by this Section 7(g)), shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to:  (i) appoint an arbitrator, who shall be an attorney, experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules.  The determination of the arbitrator shall be final and binding and judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company and you shall be liable for your own expenses, including attorneys’ fees; provided, that if the arbitrator rules that you are the prevailing party with respect to at least one material issue, then the arbitrator shall also award you all of your costs and expenses (including, without limitation, your legal fees and expenses), which shall be paid by the Company within sixty (60) days after the arbitrator’s decision.

(h)
Notices.  Any notice, consent, demand, request, or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given, provided that written acknowledgment of receipt is obtained, (a) when delivered personally or (b) give days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such person or entity (or to such other address as shall have specified by ten (10) days’ written advance notice given in accordance with this Section 7(h):

If to the Company:               666 Third Avenue
New York, New York 10017
Attention:  Chairman

If to you:                              The address of your principal residence as it appears in the Company’s records.

(i)
Withholding.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)
Counterparts.  This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

(k)	Authority. The Company represents and warrants that this Agreement has been authorized by all necessary corporate action and the person executing it has the authority to do so.

(l)	Section 409A Compliance.

(i)  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, and modifying such provision would avoid such additional tax or interest, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you (subject to the last sentence of this Section 7(l)(ii)) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your Separation from Service, and (B) the date of your death (the “Delay Period”). On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 7(l)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due to you under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits provided to you that would not be required to be delayed if the premiums therefor were paid by you, you shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion.

(iii)  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 7(l).

(iv)  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(v)  To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to you for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(vi)  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(vii)  Whenever a payment under the Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(viii)  To the extent that this Agreement provides for your indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to you only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10).

If the terms and conditions set forth above accurately reflect the understanding between you and the Company, please execute a copy of this letter agreement and return it to acknowledge your agreement to the foregoing.

OVERSEAS SHIPHOLDING GROUP, INC.

	By:	/s/James I. Edelson
		Name:	James I. Edelson
		Title:	Senior Vice President, General Counsel and Secretary

Agreed & Accepted:

/s/Morten Arntzen
Morten Arntzen

Exhibit A

CAUSE.  For purposes of this Agreement, Cause means: (i) your willful misconduct of a material (but determined without regard to the size of the Company) nature, either (A) involving the Company or its assets, business or employees or in the performance of your duties, or (B) which is materially injurious to the Company economically or to the Company’s reputation as determined in good faith by the Board; (ii) your conviction for (or pleading guilty or nolo contendre to) (A) a felony, (B) any other crime involving any financial or moral impropriety or turpitude, or (C) any other crime which, in the good faith determination of a majority of the Board would materially interfere with your ability to perform your services to the Company or otherwise be materially injurious to the Company economically or to the Company’s reputation (provided that for purposes of this subpart (ii), a felony or crime shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, “U.S. law”) and any action or inaction which takes place outside of the United States, if it would be a felony or crime under U.S. law); (iii) your continued and substantial failure to perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury or that of any member of your immediate family, provided that in a situation relating to a member of your immediate family you have consulted with the Chairman of the Board and have in good faith made a mutually satisfactory agreement for coverage of your responsibilities and further provided that any temporary adjustments in authority, duties or responsibility made by the Company in connection therewith shall not be Good Reason), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (iv) your breach of any material provisions of Section 1 (other than performance efforts issues) or Section 6 of this Agreement, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; or (v) your failure to attempt in good faith to promptly follow a written direction of the Board which direction indicates that failure to do so shall be grounds for termination, provided that the failure will not be considered “Cause” if you, in good faith, believe that such direction, or implementation thereof, is illegal and you promptly so notify the Chairman of the Board in writing.  No act or failure to act by you shall be deemed to be “willful” if you believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company.  The Board shall not terminate you for Cause without giving you at least ten (10) days’ prior written notice of its consideration of such termination and the opportunity to appear, in person or by telephone, before the Board.  Upon giving you such notice of its intent, the Board may suspend you for up to twenty (20) days from your position pending such determination without it being treated either as a breach of this Agreement or Good Reason.

TERMINATION WITHOUT CAUSE.  For purposes of this Agreement, Termination without Cause shall mean termination of your employment by the Company other than for Cause or Disability.

GOOD REASON.  For purposes of this Agreement, Good Reason means any of the following events without your prior written consent that is not cured by the Company within thirty (30) days of written notice given to the Company, (provided that if you are removed as CEO, President or as a member of the Board, the Company shall not have an opportunity to cure): (i) any material diminution in your position, duties, responsibilities or authority, or the assignment to you of duties and responsibilities materially inconsistent with your position, except in connection with your termination for Cause or as a result of your death, or temporarily as a result of your incapacity or other absence for an extended period; (ii) a reduction in your annual Base Salary, other than as the result of an across-the-board reduction of up to fifteen percent (15%) of base salary that is generally applicable to the Company’s employees; (iii) a relocation of your principal business location to an area outside of a fifty (50) mile radius of both your current principal business location and your current principal residence; (iv) failure by the Board to nominate or re-nominate you as a member of the Board or to elect or re-elect you as CEO or President, or your removal from any such position, in all cases if such failure or removal is not for Cause; (v) any material breach by the Company of any material provision of this Agreement; or (vi) the failure of an acquiror of all or substantially all of the assets or business of the Company to assume the Company’s obligations under this Agreement.  Notwithstanding the foregoing, in the event you do not assert a Good Reason event within one hundred and twenty (120) days after first learning of the occurrence thereof, it shall be deemed waived.

Notwithstanding the foregoing, with regard to provisions that become applicable upon a Change of Control as defined in the Change of Control Agreement, the foregoing definitions of Cause and Good Reason shall not apply and the definitions of Cause and Good Reason set forth in the Change of Control Agreement shall be substituted therefor as applicable.

Exhibit B

STOCK OPTION AGREEMENT
PURSUANT TO THE
OVERSEAS SHIPHOLDING GROUP, INC.
STOCK OPTION PLAN

            AGREEMENT, dated as of January 19, 2004 (the "Grant Date") by and between Overseas Shipholding Group, Inc. (the "Company") and Morten Arntzen (the "Participant").

Preliminary Statement

The Board of Directors of the Company, pursuant to the Overseas Shipholding Group, Inc. 1998 Stock Option (the "Plan"), has authorized this grant of an option (the "Option") to purchase the number of shares of the Company's common stock, par value $1.00 per share (the "Common Stock") set forth below to the Participant, as an Eligible Employee of the Company, its parent or a Subsidiary (collectively, the Company, its parent and all such Subsidiaries of the Company shall be referred to as the "Employer"). The parties hereto desire to enter into this Agreement in order to set forth the terms of the Option. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

            Accordingly, the parties hereto agree as follows:

            1. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, as of the Grant Date, the Participant is hereby granted an Option to purchase from the Company non-qualified stock options to purchase 100,000 shares of Common Stock (the "NQSOs"), which are not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The NQSOs shall be referred to herein as the "Option". The price per share of such NQSOs shall be equal to $35.70, which is the Fair Market Value of the Company's Common Stock on the Grant Date.

            2. Exercise.

            (a) Except as set forth in Section 2(b) below or Section 3(c) below, the Option is exercisable in installments as provided below, which shall be cumulative. The following table indicates each date (the "Vesting Date") upon which the Participant shall be entitled to exercise the Option with respect to the number of shares granted as indicated beside that date, provided that the Participant has not incurred a Termination of Employment prior to such date:
            ----------------------------------------------------
            Vesting Date              Number of NQSOs
            ----------------------------------------------------
            January 18, 2005          33,334
            ----------------------------------------------------
            January 18, 2006          33,333
            ----------------------------------------------------
            January 18, 2007          33,333
            ----------------------------------------------------

            There shall be no proportionate or partial vesting in the periods between the Vesting Dates and, except as provided in Section 2(b) below or in Section 3(c) below, all vesting shall occur only on the aforementioned Vesting Dates.

            To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock granted as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein in accordance with Section 6.3(d) of the Plan, including, without limitation, the filing of such written form of exercise notice, if any, as may be promulgated by the Committee, the payment (or arrangement for payment satisfactory to the Committee) in full of the Option Price multiplied by the number of shares of Common Stock so exercised, and in accordance with applicable tax and other laws.

            (b) Upon the occurrence of a Change of Control, if an Alternative Option (as defined in the Plan) is not provided as described in Section 8.1(b) of the Plan, the Option shall immediately become exercisable with respect to all shares of Common Stock subject thereto. If an Alternative Option is provided to the Participant in accordance with Section 8.1(b) of the Plan, the term "Option" shall also include any Alternative Option. Notwithstanding the provisions of Article VIII of the Plan (concerning Change of Control Provisions), upon the Participant's Termination of Employment without Cause or for Good Reason (as such terms are defined in the Change of Control Agreement between the Participant and the Company, dated as of January 19, 2004 (the "Change of Control Agreement")) at any time during the two-year period following a Change of Control or in the case of Participant's Anticipatory Termination (as defined in Participant's Change of Control Agreement) within one hundred and twenty (120) days prior to a Change of Control, the Option shall immediately become exercisable with respect to all shares of Common Stock subject thereto. The definition of Change of Control in the Plan shall not apply to the Option and instead the definition of Change of Control set forth in Participant's Change of Control Agreement shall be substituted for such definition and shall apply to the Option for all purposes.

            (c) Notwithstanding any other provision to the contrary, to the extent this Option is not vested upon the Participant's Termination of Employment, the unvested portion of the Option shall, upon such Termination of Employment, be non-exercisable and shall be canceled. Notwithstanding the foregoing, in the event of an Anticipatory Termination, any unvested Option that would otherwise be forfeited (after application of any other accelerated vesting provision) shall not be forfeited pending a determination of whether or not a Change of Control occurs within one hundred twenty (120) days thereafter, but during such determination period no unvested Option shall vest or be exercisable and no other unvested Option shall vest.

    3. Termination.

            Except as otherwise provided in this Section or in the Plan, the Option shall expire on the tenth (10th) anniversary of the date of grant of the Option; provided, however that, to the extent vested at the time of a Participant's Termination of Employment (including pursuant to Section 2(b) above or Section 3(c) below), the Option shall expire as follows:

            (a) In the event of the Participant's Termination of Employment by reason of death or Disability (as defined in the Employment Letter Agreement between the Company and the Participant, dated as of January 19, 2004 (the "Letter Agreement")), the Option shall expire on the earlier of (x) one (1) year from the date of such death or Disability or (y) the stated term of the Option pursuant to this Section 3.

             (b) In the event of the Participant's Termination of Employment by reason of Retirement, the Option shall expire on the earlier of (x) one (1) year from the date of such Retirement or (y) the stated term of the Option pursuant to this Section 3; provided, however, that, if the Participant dies within such one (1) year exercise period, any unexercised Stock Option held by such Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of such death, but not beyond the stated term of the Option pursuant to this Section 3.

            (c) In the event of Participant's Termination of Employment without Cause or for Good Reason (as such terms are defined in Exhibit A to the Letter Agreement) prior to January 19, 2007 in a situation not covered by 2(b) above, subject to the Participant's execution of, and non-revocation of, the waiver and general release in accordance with the terms of the Letter Agreement (and Exhibit E thereto), vesting on the next vesting tranche of the Option shall accelerate and be deemed to have vested as of the Termination of Employment, and the vested Option shall expire upon the earlier of (x) one (1) year from the date of such termination of employment or (y) the stated term of the Option pursuant to this Section 3; provided, however, that no portion of the Option that vests upon such Termination of Employment may be exercised by the Participant prior to the delivery of the waiver and general release and the expiration of the revocation period with regard thereto.

          (d) In any of the cases set forth in 2(b) above, the Option shall expire on the earlier of (x) ninety (90) days from the later of the date of such Termination of Employment or the Change of Control, or (y) the stated term of the Option pursuant to this Section 3.

            (e) In the event of the Participant's voluntary Termination of Employment (except as provided in Section 3(c) or (d) above or (f) below), the Option shall expire on the earlier of (x) thirty (30) days from the date of such termination or (y) the stated term of the Option pursuant to this Section 3.

            (f) In the event of the Participant's Termination of Employment (i) for Cause (as defined in the Letter Agreement without regard to whether it occurs before or after January 19, 2007) or (ii) which is a voluntary Termination within ninety (90) days after an event that would be grounds for a Termination of Employment for Cause, the Participant's entire Option (whether or not vested) shall be forfeited and canceled in its entirety upon such Termination of Employment.

            (g) In the event of the Participant's material breach of Section 6 of the Letter Agreement (provided that if the Participant is then employed by the Company, only if such breach would also be Cause (as defined in the Letter Agreement whether before or after January 19, 2007)), the Option shall expire on the earlier of (x) the later of ninety (90) days after the date of the Participant's Termination of Employment and the date of such breach, or (y) the stated term of the Option pursuant to this Section 3.

            Termination of Employment shall have the meaning set forth in the Plan.

            4. Restriction on Transfer of Option. The Option granted hereby is not transferable other than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or the Participant's guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

            5. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by the Option unless and until the Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

    6. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

            7. Authorized Shares. The Company represents and warrants that the shares of Common Stock underlying the Option are available for issuance under the Plan and have been reserved.

            8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

            If to the Company, to:

            Overseas Shipholding Group, Inc.
            511 Fifth Avenue
            New York, New York 10017
            Attn: Mr. Robert Cowen

            If to the Participant, to:

            Morten Arntzen
            At his address last recorded
            on the books of the Company.

    9. No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ the Participant for any specific time period, nor does it modify in any respect the Employer's right to terminate or modify the Participant's employment or compensation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                         OVERSEAS SHIPHOLDING GROUP, INC.

                                         By:___________________________________
                                         Authorized Officer

                                         ______________________________________
                                         Participant
                                         Social Security No.:__________________

EXHIBIT C

WAIVER AND GENERAL RELEASE

1.              I agree and acknowledge that the payments and other benefits provided pursuant to Section 5(c) of the letter agreement (“Agreement”) between me and Overseas Shipholding Group, Inc. (the “Company”), dated as of October 12, 2011: (i) are in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company (other than my rights to indemnification and directors’ and officers’ liability insurance or as otherwise set forth herein); and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company.

2.              (a) In consideration for the payments and benefits to be provided to me pursuant to the Agreement, I forever release and discharge the Company from any and all claims of any kind whatsoever through the date hereof, whether known or unknown. This includes claims that are not specified in this Agreement, claims of which I am not currently aware, claims under: (i) the Age Discrimination in Employment Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (v) the Workers’ Adjustment and Retraining Notification Act; (vi) the Family and Medical Leave Act; (vii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (viii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (ix) any claim for attorneys’ fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this release does not apply are (i) the rights of indemnification and directors’ and officers’ liability insurance coverage to which I was entitled pursuant to the Agreement, under applicable law or pursuant to the Company’s corporate documents; (ii) my rights under Sections 5(c) and 6(k) of the Agreement (and Sections 7(d) and 7(g) of the Agreement as they apply thereto), including but not limited to severance payments; and (iii) rights under any tax-qualified pension plan, claims for accrued vested benefits or welfare benefits (other than severance related benefits) under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA or any rights with respect to vested equity grants, whether pursuant to equity plans and/or grants or pursuant to the Agreement or any other agreement with the Company.

(b) This release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns. This release is for the benefit of (i) the Company, (ii) any of its affiliates (as defined in the Agreement), (iii) any director, officer, employee, or agent of the Company or of any of its affiliates (but as to any such director, officer, employee or agent of the Company or of any of its affiliates only in connection with, or in relationship to, his or its capacity as a director, officer, employee or agent of the Company or its affiliate, as the case may be, and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or any of its affiliates), or (iv) any person, corporation or entity who or that succeeds to the rights of the Company or any affiliate (as defined in the Agreement) of such person, corporation or entity (but only to the extent any claims released herein relate to my employment with the Company or any of its affiliates).

3.              I acknowledge that I: (a) have carefully read in their entirety the Agreement and this Waiver and General Release; (b) have had an opportunity to consider fully for at least twenty-one (21) days the terms of the Agreement and this Waiver and General Release; (c) have been advised by the Company in writing to consult with an attorney of my choosing in connection with the Agreement and this Waiver and General Release; (d) fully understand the significance of all of the terms and conditions of the Agreement and this Waiver and General Release, and have discussed them with my independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Agreement and this Waiver and General Release; and (f) am signing this Waiver and General Release voluntarily and of my own free will and assent to all the terms and conditions contained herein and contained in the Agreement.

I understand that I will have until the later of (i) ninety (90) days after termination of my employment and twenty one (21) days from the date of receipt of this Waiver and General Release to consider the terms and conditions herein. I may accept this Waiver and General Release by executing it and returning it to the Company’s Chief Legal Officer. After executing this Waiver and General Release and returning it to the Chief Legal Officer, I shall have seven (7) days (the “Revocation Period”) to revoke this Waiver and General Release by indicating my desire to do so in writing delivered by no later than 5:00 p.m. on the seventh (7th) day following the date I sign and return this Waiver and General Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I revoke the Waiver and General Release during the Revocation Period, Section 5(c) of the Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits, shall be deemed automatically null and void, provided that failing to execute this release or revoking it in accordance herewith will not affect my rights to Accrued Amounts (as defined in the Agreement) or any other rights, benefits or entitlements that I may have under any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate.

Morten Arntzen

Date:_______________________

Signature:________________________
Morten Arntzen

STATE OF NEW YORK           )
              ) ss:
COUNTY OF ___________    )

On this __ day of ________ _____, before me personally came Morten Arntzen to be known and known to me to be the person described and who executed the foregoing Waiver and General Release, and he duly acknowledged to me that he executed the same.

____________________________
Notary Public